exhibit (n)
U.S. GLOBAL INVESTORS FUNDS
Rule 18f-3 Multiple Class Plan
January 15, 2010
U.S. Global Investors Funds (the “Trust”), a registered investment company that currently consists of a number of separately managed funds, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares of each fund listed on Schedule A hereto (each a “Fund” and together the “Funds”).
A.	Attributes of Share Classes

1.	The rights of each class of shares of the Funds shall be as set forth in the respective Certificate of Class Designation for each class (each a “Certificate”) as each such Certificate is approved by the Trust’s Board of Trustees and as attached hereto as Exhibits.

2.	With respect to each class of shares created hereunder, each share of a Fund will represent an equal pro rata interest in the Fund and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will be offered and sold only to investors meeting the qualifications set forth in the Certificate and disclosed in the Trust’s prospectuses; (iii) each class will separately bear any distribution fees that are payable in connection with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a “Distribution Plan”), and separately bear any other service fees (“service fees”) that are payable under any service agreement entered into with respect to that class which are not contemplated by or within the scope of the Distribution Plan; (iv) each class may bear, consistent with any applicable rulings and other published statements of position, the expenses of the Funds’ operations which are directly attributable to such class (“Class Expenses”); and (v) shareholders of each class will have exclusive voting rights regarding any matter (such as a Distribution Plan or service agreement relating to a class) submitted to shareholders that relates solely to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.	Expense Allocations
Pursuant to Rule 18f-3, the Trust may allocate to a particular class of shares the following fees and expenses, if any, but only to the extent they relate to (as defined below) the particular class of shares:
(i)	transfer agency fees and expenses identified by the transfer agent or the Officers as being fees and expenses that relate to such class of shares;

(ii)	printing and postage expenses of preparing and distributing materials such as shareholder reports, prospectuses, reports and proxies to current shareholders of such class of shares or to regulatory agencies that relate to such class of shares;

(iii)	blue sky registration or qualification fees that relate to such class of shares;

(iv)	Securities and Exchange Commission registration fees that relate to such class of shares;

(v)	expenses of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

(vi)	litigation or other legal expenses that relate to such class of shares;

(vii)	fees of the Trustees of the Trust incurred as a result of issues that relate to such class of shares;

(viii)	independent accountants’ fees that relate to such class of shares; and

(ix)	any other fees and expenses that relate to such class of shares.
Notwithstanding the foregoing, the Trust may not allocate advisory or custodial fees or other expenses related to the management of a Fund’s assets to a particular class, except that the Trust may cause a class to pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of the Fund to the different investment performance of each class.
Income, realized and unrealized capital gains and losses, unrealized appreciation and depreciation, and any expenses of Funds that are not allocated to a particular class of any such Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net assets of that class in relation to the net assets of the Fund (the “Relative Net Assets Method”), except as otherwise provided herein.
For all purposes under this Plan, fees and expenses “that relate to” a class of shares are those fees and expenses that are actually incurred in a different amount by the class or that relate to a different kind or degree of services provided to the class. The Officers of the Trust shall have the authority to determine whether any or all of the fees and expenses described in this Section B should be allocated to a particular class of shares.
In certain cases, a Fund’s investment adviser or investment sub-adviser or other service provider may waive or reimburse all or a portion of the expenses of a specific class of shares of the Fund.
C.	Amendment of Plan; Periodic Review
This Multiple Class Plan must be amended to properly describe (through additional exhibits hereto) each new class of shares upon its approval by the Board.
The Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as defined in the 1940 Act, must approve any material amendment of the Multiple Class Plan as it relates to any class of any Fund covered by the Multiple Class Plan. In approving any material amendment to the Multiple Class Plan, the Trustees, including a majority of the Trustees who are not interested persons of the Trust, must find that the amendment is in the best interests of each class individually and the Trust as a whole.

Exhibit A
U.S. GLOBAL INVESTORS FUNDS
CERTIFICATE OF CLASS DESIGNATION
INVESTOR CLASS SHARES
1. CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.
Investor Class shares of certain of the Funds are subject to asset-based fees under a Distribution Plan pursuant to Rule 12b-1 (the “Plan”). The Trust, on behalf of the applicable Fund, will make monthly payments to the Distributor and other firms that provide distribution services (“Service Providers”) under the Plan approved by the Board of Trustees, at an annual rate of 0.25% of each Fund’s average daily net assets attributable to the Investor Class shares. All or any portion of the 0.25% distribution fee may be used to compensate securities dealers and others who have engaged in the sale of Shares or in shareholder support services with respect to Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under the Plan. Investor Class shares also pay a shareholder servicing fee at annual rate of up to 0.20% of the Fund’s average daily net assets attributable to the Investor Class shares.
2. ELIGIBILITY OF PURCHASERS
Investor Class shares generally require a minimum initial investment as discussed in the Trust’s Investor Class shares prospectuses. Investor Class shares are sold principally to retail investors either directly or through financial intermediaries. The investor eligibility requirements may be amended from time to time as reflected in the Trust’s then current registration statement.
3. EXCHANGE PRIVILEGES
Investor Class shares of each Fund may be exchanged for Investor Class shares of any other Fund in the U.S. Global Investors Funds complex in accordance with the procedures disclosed in the Trust’s prospectuses, and subject to any applicable limitations resulting from the closing of Funds to new investors. Investor Class shares of each Fund also may be exchanged for Institutional Class shares of any other Fund in the complex subject to the applicable minimum investment requirements.
4. VOTING RIGHTS
Each Investor Class shareholder will have one vote for each full Investor Class share held and a fractional vote for each fractional Investor Class share held. Investor Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Investor Class shares (such as a distribution plan or service agreement relating to Investor Class shares), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Investor Class shareholders differ from the interests of holders of any other class.
5. CONVERSION RIGHTS
Investor Class shares do not have a conversion feature.

Exhibit B
U.S. GLOBAL INVESTORS FUNDS
CERTIFICATE OF CLASS DESIGNATION
INSTITUTIONAL CLASS SHARES
1.	CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.
Institutional Class shares are sold without a sales charge or asset-based distribution fee, and may be subject to a shareholder servicing fee at an annual rate of up to 0.20% of the Funds average daily net assets attributable to the Institutional Class shares.
2.	ELIGIBILITY OF PURCHASERS
Eligible investors include the following: (i) institutional and individual investors with a minimum investment of $5 million who purchase through certain broker-dealers or directly from the Funds; and (ii) registered investment advisers investing directly with the Funds or who trade through platforms approved by U.S. Global Investors, Inc., the Advisor, and whose clients’ assets in the aggregate meet the $5 million minimum investment requirement. The investor eligibility requirements may be amended from time to time as reflected in the Trust’s then current registration statement.
3.	EXCHANGE PRIVILEGES
Institutional Class shares of each Fund may be exchanged for Institutional Class shares of any other Fund in the U.S. Global Investors Funds complex in accordance with the procedures disclosed in the Trust’s prospectuses, and subject to any applicable limitations resulting from the closing of Funds to new investors. Institutional Class shares of each Fund also may be exchanged for Investor Class shares of any other Fund in the complex.
4.	VOTING RIGHTS
Each Institutional Class shareholder will have one vote for each full Institutional Class share held and a fractional vote for each fractional Institutional Class share held. Institutional Class shareholders will have exclusive voting rights regarding any matter submitted to Institutional Class shareholders that relates solely to Institutional Class shares and will have separate voting rights on any other matter submitted to Institutional Class shareholders in which the interests of Institutional Class shareholders differ from the interests of holders of any other class.
5.	CONVERSION RIGHTS
Institutional Class shares do not have a conversion feature; provided, however, that the U.S. Global Investors Funds reserve the right to convert a shareholder’s Institutional Class shares to Investor Class shares if such shareholder’s account balance falls below the minimum initial purchase amount due to shareholder transactions.

RULE 18F-3 MULTIPLE CLASS PLAN
Schedule A

	INVESTOR	INSTITUTIONAL
FUND	CLASS SHARES	CLASS SHARES
China Region Fund	X
All American Equity Fund	X
Gold and Precious Metals Fund	X
World Precious Minerals Fund	X	X
Global Resources Fund	X	X
Eastern European Fund	X
Holmes Growth Fund	X
Global MegaTrends Fund	X	X
Global Emerging Markets Fund	X
Tax Free Fund	X
Near-Term Tax Free Fund	X
U.S. Government Securities Savings Fund	X
U.S. Treasury Securities Cash Funds	X